As filed with the Securities and Exchange Commission on May 14, 2001.

                           Registration No. 333-56310
                                      -----


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                            Medcom USA, Incorporated
                      -----------------------------------
               (Exact name of registrant as specified in charter)

                                    Delaware
                             ---------------------
                 (State or other jurisdiction of incorporation)

                                            18001 Cowan, Suite C & D
                                                Irvine, CA  92614
          65-0287558                             (949)261-6665
        --------------             --------------------------------------
     (IRS Employer I.D.      (Address, including zip code, and telephone number
         Number)                 of principal executive offices)

                                  Mark Bennett
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
                    ---------------------------------------
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

              Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------


Title of each                           Proposed      Proposed
  Class of                               Maximum      Maximum
Securities               Securities     Offering     Aggregate       Amount of
  to be                   to be        Price Per      Offering    Registration
Registered               Registered      Unit (1)      Price        Fee (4)
----------                ----------   -----------   ----------  --------------

Common Stock (2)         3,876,302        $1.01    $3,915,065        $1,034
Common Stock (3)         3,982,620        $1.01    $4,022,446        $1,062
                         ---------                 ----------        ------

Total                    7,858,922                 $7,937,511        $2,096

(1) Offering price computed in accordance with Rule 457(c).
(2) Shares of common stock owned by existing shareholders
(3) Shares of common stock issuable upon the exercise of warrants. These shares of common stock may be resold by means of this registration statement. Includes additional shares which may be issued due to adjustments to warrants.
(4) A fee of $998 was paid when this Registration Statement was originally filed and an additional $3,200 was paid on April 27, 2001.

     Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the conversion of the Preferred Stock or upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Preferred Stock or the warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     SELLING SHAREHOLDER OFFERING PROSPECTUS

                            MEDCOM USA, INCORPORATED.

                        7,858,922 Shares of Common Stock

    This prospectus relates to the sale of common stock by certain persons who either own or have the right to acquire shares of Medcom's common stock. These persons are sometimes referred to in this prospectus as the selling shareholders. See the section of this prospectus entitled "Selling Shareholders" for more information concerning the selling shareholders. Medcom will not receive any proceeds from the sale of the shares by the selling shareholders.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered by this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      The securities offered by this prospectus are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page seven of this prospectus.

      On May 11, 2001 the closing price of Medcom's common stock on the NASDAQ SmallCap Market was $1.01 per share. Medcom's NASDAQ symbol is EMED.



                   The date of this prospectus is May 14, 2001

                               PROSPECTUS SUMMARY

      Medcom USA, Incorporated was incorporated in August 1991 under the name Sims Communications, Inc. The corporate name was changed to Medcom USA, Incorporated in October 1999.

      Medcom's executive offices are located at 18001 Cowan, Suite C & D, Irvine California 92614. Medcom's telephone number is (949) 261-6665.

      As of December 31, 2000 Medcom had the following business segments:

o     Medcard System - Medical Transaction Processing
o     DCB Actuaries and Consultants - Healthcare Management Software Development
o     Movie Division - Intelligent Vending Machines

      The Company effected a one for five reverse stock split on May 9, 2001. All common share and warrant amounts included in this prospectus have been adjusted to reflect this change.

MedCard System

      In November 1998 Medcom acquired an exclusive world wide license to software programs and related technology known as the MedCard system. The MedCard system is an electronic processing system which consolidates insurance eligibility verification and processes medical claims and approvals of credit card and debit card payments in under 30 seconds through a small terminal or a personal computer. Using the MedCard system, health care providers are relieved from the problems associated with eligibility confirmation and billings, healthcare providers' reimbursements are accelerated and account receivables are reduced. The average time it takes the healthcare providers to collect payments from insurance carriers and plans decreases from three months to three weeks. Medcom obtains revenues from the sale of its processing terminals and from fees received from every transaction processed by the terminals.

      The MedCard System also allows a patient's primary care physician to request approval from the patient's insurance carrier or managed care plan for a referral to a secondary physician or specialist. The secondary physician or specialist can use the MedCard system to verify the referral has been approved by the patient's insurance carrier, thereby eliminating numerous telephone calls that are normally required with referrals. The MedCard system's referral capabilities reduce paperwork and administrative costs, increase productivity and provide greater patient information for the specialist, as well as a written record of the referral authorization.

      The MedCard System can record and track encounters between patients and health care providers for performance evaluation and maintenance of records. After examining a patient a physician is able to enter the patient's name, procedure code and diagnostic code at a nearby terminal. This information can then be downloaded to MedCom's computer network, processed and transmitted back to the provider in a variety of both summary and detail reports.

     As of December 31, 2000 the MedCard system was able to retrieve on-line eligibility and authorization information from 125 medical insurance companies and plans and electronically process and submit billings for its healthcare providers to over 1650 companies. These insurance providers include CIGNA, Prudential, Oxford Health Plan, United Health Plans, Blue Cross, Medicaid, Aetna, Blue Cross/Blue Shield and Metrahealth.

      The license was acquired from Dream Technologies, LLC and MedCard Management Systems, Inc. in consideration for $450,000 in cash, 20,000 shares of Medcom's common stock and an option, which was subsequently exercised, to purchase an additional 70,000 shares of common stock at a price of $6.70 at any time prior to November 10, 2001.

      Medcom also agreed to pay Dream a royalty, not to exceed $250,000 per month, equal to 25% of the net revenues derived by Medcom from the MedCard system. Once royalties in any month reach $250,000, Medcom is obligated to pay Dream 10% of the net revenues derived from the MedCard system during that particular month. The term net revenues means the gross revenues received from the use of the MedCard Systems less:

o    Cost of terminal,
o    Commissions payable to agents which place terminals with end users; and
o Network costs which include (i) claim fees payable to data vendors, (ii) charges for verification of insurance coverage and (iii) similar telecommunications charges related to obtaining claims processing and/or benefits verification information.

      In May 2000 the license agreement with Dream was amended such that Medcom acquired all rights to the MedCard system including all software programs, intellectual property, trade names and existing contracts. The amendment effectively terminated the original License Agreement, except that the royalty provisions of the original license agreement will remain in effect until November 2013. In consideration for this amendment, Dream received 20,000 shares of the Medcom's restricted common stock and a warrant to purchase 80,000 shares of the Medcom's common stock at $17.85 per share at any time prior to May 11, 2003.

DCB Actuaries & Consultants

      In April 2000, Medcom acquired 100% of the stock of DCB Actuaries & Consultants s.r.o. (DCB), a Czech Republic based company and certain technology and intellectual property from DSM, LLC, a Florida limited liability company. DCB develops and markets software programs which are used in providing information to health care providers, hospitals, insurance companies and insurance plans. DCB is headquartered in Brno, Czech Republic.

      DCB's software systems have the following features:

o Risk Management - Actuarial analysis and projected monthly costs on a per member basis. These features are useful for insurance companies, managed care plans and hospitals.

o Clinical Services - Electronic patient record system, patient care pathways and on-line medical documents. The care pathways provide a computer generated standard treatment program based upon the patient's particular background and symptoms, which can be compared to the actual treatment program being used. On-line documents include x-rays, diagnostic results, lab reports, EKGs and physician notes. This component allows a healthcare provider to review these documents on-line, from the home or office. More than one physician in multiple locations can review the records simultaneously, thereby improving the consultation process.

o Administrative and Management Functions - Quality assurance, claims analysis, plan performance and market/sales analysis. The system enables healthcare providers or managers to review their performance against international standards and budgets or the results of other similarly sized or located organizations. The reports can be tailored to meet the information needs of any user.

o Patient Services - Patients will also benefit from DCB's Health Information Gateway which will allow patients to monitor personal health profiles in addition to their own medical treatment histories. Early warning and reminder alerts will also be available on line.

      Medcom acquired DCB and the technology from DSM for $1,900,000 in cash and 2,850 shares of Medcom's Series D Preferred Stock. In connection with these acquisitions, Medcom incurred costs of approximately $140,000 and paid commissions of $100,000 in cash and 7,426 shares of its common stock which shares were valued at $150,000. Medcom also paid $250,000 to the existing employees of DCB.

Movie Vision

      In January 1998 Medcom acquired a business known as Movie Vision from Moviebar USA, Incorporated and Vectorvision, Incorporated. Movie Vision rents video cassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 110 hotels and time share facilities in the United States. As of December 31, 2000 MedCom was not actively marketing Movie Vision to the hotel industry.

The Offering

      This prospectus relates to the sale of shares of Medcom's common stock:

o held by certain persons who either purchased the shares from Medcom in private offerings, received the shares for services provided to Medcom, or received the shares in settlement of amounts owed to these persons by Medcom.
o issuable upon the exercise of warrants and options which were previously issued by Medcom, and

     The owners of the shares of common stock described above and the holders of the warrants and options, to the extent they exercise the warrants or options, are referred to in this prospectus as the selling shareholders. If all warrants and options held by the selling shareholders are exercised, Medcom will receive approximately $28,000,000, which will be used to fund Medcom's operations. However, almost all of the options held by the selling shareholders are at exercise prices in excess of the current market price. Medcom will not receive any proceeds from the sale of the shares by the selling shareholders.

      As of May 14, 2001 Medcom had 10,636,308 outstanding shares of common stock. Assuming all warrants and options held by the selling shareholders are exercised, there will be 14,618,928 shares of common stock issued and outstanding. The number of outstanding shares before and after this offering does not give effect to shares which may be issued upon the exercise and/or conversion of other options, warrants or convertible securities previously issued by Medcom. See "Comparative Share Data".

Statement of Operations Data:
----------------------------
                                        Year Ended        Six months ended
                                      June 30, 2000      December 31, 2000

Revenues:
Sales                                   $848,434             $191,694
Rental                                   680,331              350,559
Service                                1,158,137              173,936
Software Development                     566,587              454,808
                                      ----------          -----------
Total Revenues                         3,253,489            1,170,997
Cost of Sales and Services             1,559,548              665,934
Operating and Other Expenses           9,126,016            4,970,854
Loss from Discontinued
    Operations                          (879,128)                  --
                                   -------------     ----------------
Net Loss applicable to common
       shareholders                  $(8,311,203)         $(4,465,791)
                                     ============         ============

Balance Sheet Data:
------------------
                                      June 30, 2000        December 31, 2000
                                      --------------       -----------------

Current Assets                        $4,170,290           $2,728,826
Total Assets                          15,149,273           14,853,311
Current Liabilities                    1,775,029            2,664,700
Total Liabilities                      3,999,077            5,365,252
Working Capital                        2,395,261               64,126
Shareholders' Equity                  11,150,196            9,488,059

No common stock dividends have been declared by Medcom since its inception.

                                  RISK FACTORS

      Prospective investors should be aware that ownership of Medcom's common stock involves risks which could adversely affect the value of their holdings of common stock. Medcom does not make, nor has it authorized any other person to make, any representations about the future market value of Medcom's common stock.

      The securities offered should be purchased only by persons who can afford to lose their entire investment. Prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information in this prospectus prior to making an investment.

There can be no assurance that Medcom will be able to generate sufficient revenues and become profitable.

      Medcom has incurred losses since it was formed in 1991. From the date of its formation through December 31, 2000, Medcom incurred net losses of approximately $(40,766,000). During the six months ended December 31, 2000 Medcom had a loss of (4,529,063). Medcom expects to continue to incur losses until such time, if ever, as it earns net income. During the three months ended March 31, 2001 Medcom expects it will incur a loss of approximately $(2,800,000).

Medcom needs additional capital to continue in business.

      This offering is being made on behalf of certain selling shareholders. Medcom will not receive any proceeds from the sale of the shares offered by the selling shareholders. Medcom projects that it will need approximately $10,000,000 in additional funding before Medcom's revenues equals its expenses, although there is no assurance that Medcom's projections in this regard will be accurate. There can be no assurance that Medcom will be able to obtain additional funding, if needed, or if available on terms satisfactory to Medcom, in which case Medcom may be unable to continue in business. As of the date of this prospectus Medcom had failed to make the payments required on several of its equipment leases and Medcom was not able to pay all of its liabilities as they became due.

Medcom's need for capital may result in the issuance of additional shares of common stock which may result in substantial dilution to Medcom's shareholders.

      This offering is being made on behalf of certain selling shareholders. Medcom will not receive any proceeds from the sale of the shares offered by the selling shareholders. Due to Medcom's history of losses, it is likely that Medcom's continued operations will depend upon funds received from the sale of Medcom's common or preferred stock. The issuance of these shares and their sale, or potential for resale, in the public market may cause the price of Medcom's common stock to decline. There can be no assurance that Medcom will be able to obtain additional funding, if needed, or if available on terms satisfactory to Medcom. Between June 30, 1999 and the date of this prospectus Medcom's outstanding shares increased from 3,345,500 shares to 10,636,308 shares of common stock.

Options, warrants and convertible securities issued by Medcom may result in substantial dilution to Medcom's shareholders.

      As of May 14, 2001 Medcom had 10,636,308 outstanding shares of common stock. Medcom has issued options, warrants and other convertible securities, which allow the selling shareholders and other persons to acquire approximately 6,591,711 additional shares of Medcom's common stock. By means of this prospectus and an earlier prospectus Medcom has registered for public sale approximately 4,275,230 shares of common stock underlying these derivative securities. The sale of these shares over a short period of time may cause the price of Medcom's common stock to decline. See "Comparative Share Data" for more information concerning the derivative securities issued by Medcom.

Shares of common stock available for public sale may cause the price of Medcom's stock to decrease.

     Medcom has filed a previous registration statement with the Securities and Exchange Commission which permits the sale into the public market of approximately 2,528,800 shares of common stock held by existing shareholders of Medcom, as well as approximately 292,600 shares of common stock issuable upon the exercise or conversion of options, warrants and other convertible securities issued by Medcom. The sale of these shares, as well as the shares offered by this prospectus, over a short period of time may cause the price of Medcom's common stock to decline.

Regulatory compliance of healthcare will impact MedCom's business operations

     The Health Insurance Portability and Accountability Act (HIPAA) was passed in 1996 with a primary purpose to protect workers from losing their insurance if they changed jobs. The law also called for rules that would standardize administrative and financial transaction in the healthcare industry. The Federal Government published the first set of rules pertaining to uniform electronic data standards in August 2000, and the second set of rules pertaining to patient privacy and security were issued in December 2000. Rules on patient privacy and security are expected later this year. The published rules become effective two months after publication and compliance is required within two years.

      Compliance with HIPAA will be a major issue within the healthcare industry. The Company has been studying how HIPAA will impact both its MedCard and the Health Information Gateway operations. There can be no assurance that the Company will be able to operate in compliance with the HIPAA regulations in a profitable manner.

The loss of any of Medcom's executive officers may be detrimental to Medcom

      Medcom's operations are dependent upon its ability to hire and retain qualified management personnel and the continued services of its executive officers. The loss of the services of any of Medcom's executive officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon Medcom's business.

Medcom's operations in foreign countries involves numerous risks.

      As a result of Medcom's acquisition of DCB Actuaries & Consultants Medcom, through DCB, now operates in foreign locations. As a result, Medcom is subject to certain business risks which arise from operating in foreign countries, including exposure to periodically volatile foreign economic, monetary and currency conditions, compliance with foreign law and regulations as well as issues relating to the conduct of day-to-day business in foreign language and foreign culture business environments. Additional international considerations include high travel costs as well as time and distance barriers in the management and development of the business. There can be no assurance that Medcom will be able to operate successfully in foreign countries.

     Prices for Medcom's Common Stock have been highly volatile and will be influenced by a number of factors, including the depth and liquidity of the market for Medcom's Common Stock, Medcom's financial results, investor perceptions of Medcom, and general economic and other conditions.

There is No Assurance that Medcom's Common Stock Will Continue to be Listed on NASDAQ.

      Although Medcom's Common Stock is currently listed on the NASDAQ Small-Cap Market, the National Association of Securities Dealers, Inc. requires, for continued inclusion on the NASDAQ Small-Cap Market, that Medcom must maintain $2,000,000 in tangible net worth and that the bid price of Medcom's Common Stock must be at least $1.00.

     If Medcom's securities were delisted from the NASDAQ Small-Cap Market, Medcom's securities would trade in the unorganized interdealer over-the-counter market through the OTC Bulletin Board which provides significantly less liquidity than the NASDAQ Small-Cap Market. Securities which are not traded on the NASDAQ Small-Cap Market may be more difficult to sell and may be subject to more price volatility than NASDAQ listed securities. There can be no assurance that Medcom's securities will remain listed on the NASDAQ Small-Cap Market.

     If Medcom's Common Stock was delisted from NASDAQ, trades in such securities may then be subject to Rule 15g-9 under the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g-9, if applicable to sales of Medcom's securities, may affect the ability of broker/dealers to sell Medcom's securities and may also affect the ability of investors in this offering to sell such securities in the secondary market and otherwise affect the trading market in Medcom's securities.

     The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

     On April 22, 2001 Medcom was notified by the NASD that its common stock was subject to delisting from the NASDAQ SmallCap Market since the price of Medcom's common stock has been below $1.00 since December 2000. Medcom has appealed the NASD's decision and a hearing on the appeal is scheduled for May 25, 2001. On May 9, 2001 Medcom effected a one for five reverse spilt of its common stock. Depending upon the price of Medcom's common stock, the reverse stock split may not increase Medcom's common stock to a price above $1.00 per share.

Medcom's recent changes in its business may not result in profits.

      During the summer of 1999 Medcom began directing its efforts towards its medical divisions. The medical divisions, which include the MedCard and DCB divisions, are in the early stage of development and have a limited operating history. The success of the MedCard division will be dependent on convincing healthcare providers to use the Medcard system for insurance verification and billing. There is no assurance that the MedCard division will gain acceptance from healthcare providers or the general public or that the JustMed.com division will generate any profits.

      In April 2000 Medcom acquired DCB Actuaries & Consultants. The success of Medcom's DCB division will depend upon Medcom's ability to sell or license DCB's software systems to hospitals and insurance companies and plans. There can be no assurance that Medcom's DCB division will be profitable.

There can be no assurance that Medcom will be able to compete with the numerous other companies which are engaged in Medcom's lines of business.

     There are many companies that will compete with Medcom at some level. Competing health insurance processing systems include Envoy, NDC Health, Imperial Bank, Medical Manager, Medic, Spot Check and Mediphis. Medcom anticipates that its DCB division will compete with MedStat, Cerner, Healtheon/Web MD and McKesson/HBOC. Many of these competitors are far better capitalized than Medcom and control significant market share in their respective industry segments.

Medcom may be unable to protect its technology.

      None of the technology used by Medcom is covered by U.S. patents. There is no assurance that any patents that may be issued or licensed to Medcom will protect Medcom's technology as disputes may arise between Medcom and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that Medcom will be in a position, or will deem it advisable, to carry on such a defense. With respect to Medcom's unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

                       DOCUMENTS INCORPORATED BY REFERENCE

      Medcom will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                            Medcom USA, Incorporated
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
                              (949) 261-0323 (fax)

     The following documents filed with the Securities and Exchange Commission by Medcom (Commission File No. 0-25474) are hereby incorporated by reference into this Prospectus:

(1)  Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000.

(2)  Proxy   Statement   relating  to  December  19,  2000  Annual   Meeting  of
     Shareholders.

(3) Quarterly reports on Form 10-QSB for the quarters ended September 30, 2000, and December 31, 2000.

(4) Description of Medcom's common stock as contained in a registration statement on Form 8-A and filed under the Securities Exchange Act of 1934.

      All documents filed with the Securities and Exchange Commission by Medcom pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                             ADDITIONAL INFORMATION

     Medcom has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Medcom and such securities, reference is made to the Registration Statement and to the exhibits filed with the registration statement. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by the actual terms of the document. Medcom is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the exhibits to the registration statement, as well as copies of any reports, proxy statements and other information filed by Medcom, can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning Medcom is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

                             COMPARATIVE SHARE DATA

     As of May 14, 2001, Medcom had 10,636,308 shares of common stock issued and outstanding. Assuming all warrants and options held by the selling shareholders are exercised, there will be 14,618,928 shares of common stock issued and outstanding. The following table describes the origin of the shares offered by this prospectus.

                                           Number of Shares     Note Reference

Shares outstanding as of May 14, 2001       10,638,308

Shares offered by selling shareholders       3,876,302

Shares issuable upon the exercise of
options and warrants held by selling
shareholders                                 3,982,620

Shares which will be outstanding, assuming
exercise of all options and warrants held
by selling shareholders                     14,618,928

Percentage of Medcom's common stock represented by shares offered by this prospectus, assuming the exercise of all options and warrants held by selling shareholders 53.8%

Other Shares Which May Be Issued:
--------------------------------

      The following table lists additional shares of Medcom's common stock which are not offered by this prospectus but may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by Medcom:

                                                   Number              Note
                                                  of Shares          Reference

Shares issuable upon exercise of warrants           18,667               A
held by former Series C Preferred shareholders.

Shares which may be acquired by sales agent.         8,100               A

Shares issuable upon the exercise of warrants      681,212               B
sold to private investors and upon exercise of warrants issued to sales agents and consultants

Shares issuable upon exercise of options         1,783,625               C
previously granted by Medcom

Additional shares issuable in connection
with the acquisition of:
     One Medical Services, Inc.                    37,500                D
     One Medical Services, Inc.                   297,000                D
     MedCard System                                80,000                D

Shares issuable upon conversion of Series D
  Preferred Stock                                 115,400                E

A. Between November 1998 and January 1999, Medcom sold 1,700 shares of its series C preferred stock (the "Preferred Stock") to a group of institutional investors for $1,700,000. In connection with this offering, Medcom issued to Settondown Capital International, Ltd., the sales agent for the offering, 45 shares of series C preferred stock. The Series C preferred shares were subsequently converted into 698,000 shares of Medcom's common stock.

      In connection with the issuance of the Series C Preferred Stock Medcom also:

(i) Issued to the holders of the Series C Preferred Stock, on a pro rata basis, warrants which collectively allow for the purchase of up to 22,667 shares of Medcom's common stock. The warrants are exercisable at a price of $5.00 per share at any time prior to July 31, 2004. Warrants for the purchase of 4,000 shares were exercised in September 2000.
(ii) Issued to Settondown Capital International, Ltd., warrants for the purchase of 7,500 shares of Medcom's common stock and 2,954 shares of common stock. The warrants for the purchase of the 7,500 shares of common stock are exercisable at a price ranging between $6.35 and $7.50 per share at any time prior to December 31, 2003. Settondown, as the holder of 45 shares of the Series C preferred stock, also received 600 warrants which have the same terms as the warrants referred to in (i) above.

B. In connection with certain private offerings, Medcom sold shares of common stock and warrants. The warrants sold in these private offerings are exercisable at prices ranging between $2.95 and $50.00 per share and expire between June 2001 and October 2005. Medcom has also entered into a number of agreements with various financial and other consultants. Pursuant to the terms of these agreements, Medcom has issued to the consultants shares of common stock, plus warrants to purchase additional shares of common stock. The warrants referred to above are exercisable at prices ranging between $1.45 and $42.80 per share and expire between July 2001 and December 2005. The number of shares issuable upon the exercise of warrants referred to in this paragraph does not include 3,387,620 shares issuable upon the exercise of warrants held by the selling shareholders and which are to be offered for sale by means of this prospectus.

C. Options are held by present and former officers, directors and employees of Medcom. The options may be exercised at prices ranging between $2.80 and $25.00 per share. Approximately 79% of these options are currently exercisable.

D. Effective May 30, 1998 Medcom acquired One Medical Services, Inc. in consideration for 28,470 shares of common stock and 37,500 warrants exercisable at $10.00 per share at any time prior to May 30, 2003. Medcom has also agreed to issue to the former owners of One Medical up to 297,000 additional shares of common stock depending on the future operating of One Medical. The number of shares to be issued each quarter will be determined by dividing the quarterly net income of One Medical (for each fiscal quarterly beginning June 30, 1998 and ending June 30, 2001), by the average closing price of Medcom's common stock for the five day trading period prior to the end of each quarter. As of May 14, 2001 Medcom had not issued any additional shares to the former owners of One Medical and Medcom believes that it is unlikely that any such shares will be issued.

      In November 1998 Medcom acquired an exclusive world wide license to software programs and related technology know as the MedCard system. The license was acquired from Dream Technologies, LLC and MedCard Management Systems, Inc. in consideration for cash, shares of Medcom's common stock and an option, which was subsequently exercised, to purchase an additional 70,000 shares of common stock at a price of $6.70 at any time prior to November 10, 2001. In May 2000 the license agreement was amended such that Medcom acquired all rights to the MedCard system including all software programs, intellectual property, trade names and existing contracts. In consideration for this amendment, Dream received 20,000 shares of the Medcom's restricted common stock and a warrant to purchase 80,000 shares of the Medcom's common stock at $17.85 per share at any time prior to May 11, 2003.

E. In April 2000, Medcom issued 2,850 shares of its Series D Preferred Stock in connection with the acquisition of DCB Actuaries & Consultants and related technology. Each Series D Preferred share is convertible at any time at the option of the holder into 40.49 shares of Medcom's common stock. The Series D Preferred shares will, at Medcom's option, convert into shares of Medcom's common stock, in the manner described above, at any time after April 15 2001 so long as the bid price of Medcom's common stock exceeds $24.70 and the shares of common stock issuable upon the conversion of the Series D Preferred shares are either covered by an effective registration statement or are eligible for sale pursuant to Rule 144 of the Securities and Exchange Commission.

      The shares which are referred to in Notes A, B and D (limited to 292,610 shares in the case of Note B, 6,050 shares in the case of Note C and 37,500 shares in the case of Note D), as well as 2,528,780 shares owned by certain Medcom shareholders, have been registered for public sale by means of a registration statement on Form S-3 which has been filed with the Securities and Exchange Commission.

      A total of 849,075 shares issuable upon the exercise of options, and which are referred to in Note C, have been, or will be registered for public sale by means of a registration statements on Form S-8 filed with the Securities and Exchange Commission

                              SELLING SHAREHOLDERS

The Offering

      This prospectus relates to the sale of shares of Medcom's common stock:

o held by certain persons who either purchased the shares from Medcom in private offerings, received the shares for services provided to Medcom, or received the shares in settlement of amounts owed to these persons by Medcom.
o issuable upon the exercise of warrants and options which were previously issued by Medcom.

         The owners of the common stock described above and the holders of the warrants and options, to the extent they exercise the warrants or options, are referred to in this prospectus as the selling shareholders.

      Medcom has agreed with the selling shareholders to file a registration statement, of which this prospectus is a part, to register for public sale the shares of common stock held by the selling shareholders or the shares issuable upon the exercise of the options or warrants held by these selling shareholders. Medcom also agreed to keep the registration statement current until one year after the date of this prospectus. Medcom has agreed to pay the expenses associated with registering the shares to be sold by the selling shareholders which are estimated to be $25,000.

            The names of the selling shareholders are:

                                             Shares
                                             Which
                                             May be                     Share
                                             Acquired     Shares to    Owner-
                                             Upon Ex-       be Sold      ship
                                  Shares    ercise of       in this    After
      Name                        Owned      Warrants    Offering (1) Offering
----------------                --------     --------    ------------ --------

About Face Communications         6,000                     6,000
Alsada SA, Inc.                 530,000                   530,000
American Nortel Communications  456,498     166,000       622,498
Archibald, Michael                2,775         925         3,700
Asian Restaurants               219,834     165,000       384,834
Augustine Fund, LP                           90,160        90,160
Bamsey, Randy                     1,500         300         1,800
Barak, Karel                      1,170                     1,170
Benda, Mark                       1,000         200         1,200
Benda, Russell                                  660           660
Benda, Russell & Martha           1,500         300         1,800
Bluefin Partners, Inc.           99,999                    99,999
Boesel, John                      1,000         200         1,200
Boselli Marketing                 1,250         250         1,500
Brawner, Harnold Richard        215,187     173,213       388,400
Brown, Bennett                    5,834       1,945         7,779
Brunell Enterprises               1,250         250         1,500
Chelverton Fund Ltd.              5,000      24,100        29,100
Chavtal, Martin                   1,170                     1,170
Colby, Clark                      1,750         350         2,100
Colby, Melinda                    1,750         350         2,100
Colby, Thomas                     1,750       2,660         4,410
Collins, Andrew P.               22,223       7,408        29,631
Colvin, Horace R.                 4,167       1,389         5,556
Copper, Jeff                     18,565                    18,565
Dapeer, Rosenblit & Litvak, LLP  58,092                    58,092
Denner, Keith                    20,000      45,797        65,797
Dennis, W. Sam.                              24,948        24,948
Donovan, David                  367,347     215,000       582,347
Dunn, Jeff                       20,356      16,386        36,742
Electronic Commerce Consultants,
   Inc.                         400,000                   400,000
EMC, Corporation                             21,352        21,352

                                             Shares
                                              Which
                                             May be                     Share
                                             Acquired     Shares to    Owner-
                                             Upon Ex-       be Sold      ship
                                   Shares    ercise of       in this    After
      Name                        Owned      Warrants    Offering (1) Offering
----------------                --------     --------    ------------ --------

Emery, Richard                    2,000         400         2,400
Estate of Joseph Montesi, Sr.    77,778      25,926       103,704
Fegen and Associates             43,358      60,000       103,358
Fegen, Nicholas                             440,000       440,000
Feste, Joseph                     5,000       1,000         6,000
Fingleson, Rodney                             9,900         9,900
GLF Investments, Inc              5,000       1,000         6,000
Great Neck Partners              47,200      84,994       132,194
Hamza, Petr                       1,690                     1,690
Havlena, Vladimir                 1,949                     1,949
Heartland Systems Company        20,000      39,201        59,201
Henricksen, Kenneth               6,000       1,200         7,200
iCapital corporation            100,000                   100,000
Iverson, Thor                                 3,300         3,300
Jackson, Kimberly Colby           1,750         350         2,100
JRKC Advisors, Inc.                         500,000       500,000
JTA Investments                   2,500         500         3,000
Juranek, Pavel                    1,170                     1,170
Kanovsky, Vladimir                1,560                     1,560
Kaplan, Errol                    13,889       4,630        18,519
Keevins, David                    1,250         250         1,500
Keevins, Edward                   1,250         250         1,500
Kenneth Branagan Trust           28,572       9,524        38,096
KFT LLP                           4,500         900         5,400
Lacy, Mary Rebecca                5,903       4,884        10,787
Leggio, Joseph                    1,445         482         1,927
L.H.L. Holdings                  32,212                    32,212
Mailer, Howard                   20,000      36,015        56,015
Mastroini, Greg                   1,000         200         1,200
McGowan, Richard and Arline      20,000      36,015        56,015
Michael Associates              120,000      40,000       160,000
Montesi, Joe                     11,112       3,704        14,816
Muehlberger, Karl                             6,600         6,600
National Financial Communications,
   Corp                          27,244      60,000        87,244
O'Neil & Associates             206,897                   206,897
Ozimek, Joseph                    1,445         482         1,927
Perry, Larry                       1000         200         1,200
Pipia, Vincent                   20,000      36,015        56,015
Proskin, Arnold and Martha        2,889         963         3,852
Pursglove, George                 5,000      10,000        15,000
Quenneville, Charles              1,875       3,675         5,550

Rich Options Co.                  4,000         800         4,800
Richardson, George and Vicky     13,000      10,334        23,334
Roark, Larry                                 13,200        13,200
Robert Brous Trust               20,000      36,015        56,015
Robinson, David                   4,288                     4,288
Sheneman, Richard                   625         125           750
SMP Financial Consultants                   500,000       500,000
Snelling, Mark                    1,250         250         1,500
Steinway Auto Sales               1,734         578         2,312
Stork, Paul                       1,250         250         1,500
The Rockies Fund, Inc.                       26,400        26,400
Thomas, William                              13,200        13,200
Todd Brous Trust                 20,000      36,015        56,015
Transbow LTD Singapore Limited  125,000     375,000       500,000
Vanderbilt Capital              690,000      56,000       746,000
Western Growth Partners           3,750         750         4,500
Williams, William                10,000       2,000        12,000
World Alliance Consulting, Inc. 200,000                   200,000
                                -------    --------     ---------
TOTAL                         3,876,302   3,982,620     7,858,922

(1) Assumes all shares owned, or which may be acquired, by the selling shareholders, are sold to the public by means of this prospectus.

      None of the selling shareholders will own more than 1% of Medcom's common stock after this offering. None of the selling shareholders, to the knowledge of Medcom, are broker-dealers or are affiliated with broker-dealers.

    The names of the natural persons who exercise control over those selling shareholders which are corporations, partnerships, or similar entities are:

Name of Shareholder                             Controlling Persons

About Face Communications                       Scott Gallagher
Alsada SA, Inc.                                 Chris Hyland
American Nortel Communications                  William Williams
Asian Restaurants                               Morris Salem
Augustine Fund, LP                              Thomas Duszynski
Bluefin Partners, Inc.                          Stephen Schwartz
Boselli Marketing                               Tony Boselli
Brunell Enterprises                             Mark Brunell
Chelverton Fund, Ltd.                           James P. Morton
Dapeer Rosenblit &Litvak, LLP                   William Litvak
Electronic Commerce Consultants, Inc.           Brian Baginski
EMC, Corporation                                Scott Sevens
Estate of Joseph Montesi, Sr.                   Joe Montesi, Jr.
Fegen & Associates                              Nicholas Fegen
GLF Investments, Inc.                           Gregory Feste
Great Neck Partners                             Marc Lion
Heartland Systems Company                       Harold Carpenter
iCapital Corporation                            M. Blaine Riley

JRKC Advisors, Inc.                             Lisa Rookstool
JTA Investments                                 Joan Nesbitt
KFT, LLP                                        Robert H. Kite
L.H.L. Holdings                                 Jack Levit
Michael Associates                              Al Ricardi
National Financial Communications, Corp.        Geoffrey Eiten
O'Neil & Associates                             Ruzwa Cooper
Rich Options, Co.                               Richard Rothstein
SMP Financial Consultants                       James Caprio
Steinway Auto Sales                             John Salvio
The Rockies Fund, Inc.                          Stephen Calendrella
Transbow LTD Singapore Limited                  Cheah Yan Chin
Vanderbilt Capital                              David Hablenko
Western Growth Partners                         Robert H. Kite
World Alliance Consulting, Inc.                 BonnieJean C. Tippetts

      The following selling shareholders have relationships with Medcom:

Name                                         Nature of Relationship

Barak, Karel                                    Employee of DCB

Chavtal, Martin                                 Employee of DCB

Hamza, Petr                                     Employee of DCB

Havlena, Vladimir                               Employee of DCB

Juranek, Pavel                                  Employee of DCB

Kanovsky, Vladimir      `                       Employee of DCB

Copper, Jeff                                    Former employee of MedCom

Muehlberger, Karl                               Employee of MedCom

Robinson, David                                 Employee of MedCom

Pursglove, George                               Former Director of MedCom

About Face Communications                       Consultant - Investor Relations

Brawner, Harnold Richard                        Consultant - Sales and Marketing

Dapeer, Rosenblit & Litvak, LLP                 Outside Legal Counsel

Donovan, David                                  Member of Technical Advisory
                                                Board and Financial Consultant

Electronic Commerce Consultants, Inc.     Consultant - Financial

EMC Corporation                           Lessor of Computer Equipment

Fegen & Associates                        Sales Agent for MedCom's common stock
                                          and Investor Relations Consultant

Fegen, Nicholas                           Sales Agent for MedCom's common stock
                                          and Investor Relations Consultant

iCapital Corporation                      Consultant - Financial

National Financial Communications, Corp.  Consultant - Public Relations

O'Neil & Associates                       Consultant - Sales and Marketing

Vanderbilt Capital                        Consultant - Financial

World Alliance Consulting, Inc.           Consultant - Investor Relations


     Manner of Sale. The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) by a broker or dealer as agent for a selling shareholder; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

     A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Medcom's common stock in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with the distribution of Medcom's common stock by such broker-dealers. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A Selling Shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

     Broker-dealers, underwriters or agents participating in the distribution of Medcom's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Medcom nor any Selling Shareholder can presently estimate the amount of such compensation. Medcom knows of no existing arrangements between any selling shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of Medcom's common stock.

      Medcom has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. Medcom has also advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Medcom has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

Common Stock Medcom is authorized to issue 80,000,000 shares of common stock. Holders of common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of Medcom's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Medcom. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

    The Company effected a one for five reverse stock split on May 9, 2001.

Preferred Stock

     Medcom is authorized to issue up to 1,000,000 shares of preferred stock. Medcom's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of Medcom.

      In April 1995, Medcom issued 25,250 shares of Series A preferred stock. Each Series A preferred share is convertible into 0.04 of a share of Medcom's common stock. As of June 30, 2000, 21,000 shares of the Series A preferred stock had been converted into shares of Medcom's common stock.

      In March 1996, Medcom issued 100,000 shares of its Series B preferred stock. Each Series B preferred share is convertible into 0.05 of a share of Medcom's common stock. As of July 31, 1999 all shares of the Series B preferred stock had been converted into 5,000 shares of Medcom's common stock.

      Between November 1998 and January 1999 Medcom sold 1,745 shares of its Series C preferred stock. Medcom sold these shares because it needed capital and no other source of capital was available at that time. In January 2000, the Series C preferred shares were subsequently converted into 698,000 shares of Medcom's common stock.

      In April 2000 Medcom's Board of Directors established the Series D Preferred Stock and authorized the issuance of up to 2,900 shares as part of this series. Medcom issued 2,850 Series D Preferred shares in connection with the acquisitions of DCB Actuaries & Consultants and the technology from DSM LLC.

      Each Series D Preferred share is convertible at any time at the option of the holder into 40.49 shares of Medcom's common stock. The Series D Preferred shares will, at Medcom's option, convert into shares of Medcom's common stock, in the manner described above, at any time after April 15, 2001 so long as the bid price of Medcom's common stock exceeds $24.70 and the shares of common stock issuable upon the conversion of the Series D Preferred shares are either covered by an effective registration statement or are eligible for sale pursuant to Rule 144 of the Securities and Exchange Commission.

      The Series D Preferred shareholders are entitled to receive cumulative annual cash dividends of $40.00 per share payable each year on March 31. At Medcom's option dividends may be paid in cash or in shares of Medcom's common stock. For dividends paid in shares of common stock, the number of shares to be issued will be determined by dividing the dollar amount of the dividends by the average price of Medcom's common stock for the ten trading days ending three days prior to the dividend payment date. In May 2001, the Company issued 74,962 shares of common stock to the Series D preferred stockholders as payment of all accrued dividends owing through March 31, 2001.

      Each Series D Preferred share is entitled to 40.49 votes on any matter submitted to Medcom's shareholders for their consideration and approval.

      In the event of any liquidation, dissolution or winding up (voluntary or involuntary) of Medcom, the holders of the Series D Preferred shares are entitled to receive out of Medcom's assets available for distribution to shareholders, and before any distribution of assets is made to holders of Medcom's common stock, liquidating distributions in the amount of $1,000 per share plus accumulated and unpaid dividends.

Transfer Agent

     Corporate Stock Transfer, Inc., of Denver, Colorado, is the transfer agent for Medcom's common stock.

                                     EXPERTS

      The financial statements as of June 30, 2000 incorporated by reference in this prospectus from Medcom's annual report on Form 10-KSB have been audited by Ehrhardt Keefe Steiner & Hottman PC independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

     Medcom's Bylaws authorize indemnification of a director, officer, employee or agent of Medcom against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Medcom who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Medcom pursuant to the foregoing provisions, Medcom has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by Medcom. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation.



                                TABLE OF CONTENTS
                                                                     Page

Prospectus Summary.........................................................
Risk Factors...............................................................
Documents Incorporated by Reference.......................................
Additional Information....................................................
Comparative Share Data....................................................
Selling Shareholders......................................................
Description of Securities.................................................
Experts...................................................................
Indemnification...........................................................


                                  Common Stock
                            MEDCOM USA, INCORPORATED

                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution
          -------------------------------------------
         SEC Filing Fee                                           $2,096
         Blue Sky Fees and Expenses
         Printing and Engraving Expenses
         Legal Fees and Expenses
         Accounting Fees and Expenses
         Miscellaneous Expenses
                                                                  -----

             TOTAL                                              $
                                                                 ======

             All expenses other than the S.E.C. filing fees are estimated.

Item 15.  Indemnification of Officers and Directors.
          -----------------------------------------

         The Delaware General Corporation Law and Medcom's Bylaws that Medcom may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of Medcom.

Item 16.  Exhibits

         Exhibits                                              Page Number

1        Underwriting Agreement                                   N/A
                                                              ------------

3.1      Certificate of Incorporation, as amended                (1)
                                                              --------------

3.1.1    Amendment to Articles of Incorporation                  (1)
                                                              ---------------

3.2      Bylaws                                                  (l)
                                                              ----------------

4.1      Incentive Stock Option Plan                             (5)
                                                              ---------------

4.2      Non-Qualified Stock Option Plans                       (5)
                                                             ---------------

4.3      Stock Bonus Plans                                        (5)
                                                              --------------

4.4      Designation of Series C Preferred Stock                 (4)
                                                              --------------

4.5      Certificate of Designation of the Powers,                 (6)
                                                              ----------------
         Preferences and Relative, Participating,
         Optional and Other Special Rights of Preferred
         Stock and Qualifications, Limitations and
         Restrictions thereof, relating to Series D
         Cumulative Convertible Preferred Stock.

5     Opinion of Counsel
                                                              --------------

10    Series C Preferred Stock Purchase Agreement,
         Escrow Agreement, Registration Rights Agreement            (4)
                                                              ----------------
         and Form of Warrant

10.1     Agreement relating to acquisition of Medcard System  Previously filed

10.2     Agreement relating to sale of assets of Link
         International                                        Previously filed

10.3     Employment Agreement with Mark Bennett               Previously filed

10.4     Employment Agreement with Michael Malet              Previously filed

10.5  July 1999 Licensing Agreement relating                       (5)
                                                              ----------------
         to One Medical System.

10.6     Shareholder Agreement dated March 31, 2000                (6)
                                                              ----------------
         between Medcom USA, Inc. and Vladimir Havlena.

10.7     Shareholder Agreement dated March 31, 2000                (6)
                                                              ----------------
         between Medcom USA, Inc. and Vladimir Kanovsky.

10.8     Shareholder Agreement dated March 31, 2000                (6)
                                                              ----------------
         between Medcom USA, Inc. and Petr Hamza.

10.9     Shareholder Agreement dated March 31, 2000                (6)
                                                              ----------------
         between Medcom USA, Inc. and Martin Chvatal.

10.10    Shareholder Agreement dated March 31, 2000                (6)
                                                              ----------------
         between Medcom USA, Inc. and Pavel Juranek.

10.11    Shareholder Agreement dated March 31, 2000                (6)
                                                              ----------------
         between Medcom USA, Inc. and Karel Barak.

10.12    Supplement to Shareholder Agreement, dated                (6)
                                                              ----------------
         April 13, 2000, between Medcom USA, Inc. and
         Vladimir Kanovsky.

10.13    Supplement to Shareholder Agreement, dated                 (6)
                                                              ----------------
         April 13, 2000, between Medcom USA, Inc. and
         Petr Hamza.

10.14    Supplement to Shareholder Agreement, dated                 (6)
                                                              ----------------
         April 13, 2000, between Medcom USA, Inc. and
         Martin Chvatal.

10.15    Supplement to Shareholder Agreement, dated                (6)
                                                              ----------------
         April 13, 2000, between Medcom USA, Inc. and
         Pavel Juranek.

10.16    Supplement to Shareholder Agreement, dated                (6)
                                                              ----------------
         April 13, 2000, between Medcom USA, Inc. and
         Karel Barak.

10.17    Share Purchase Agreement dated as of April 15,            (6)
                                                              ----------------
         2000 by and among DCB Actuaries and
         Consultants, SRO, David Robinson, Vladimir
         Havlena and Medcom USA, Inc.

10.18    Technology Purchase Agreement dated as of                  (6)
                                                              ----------------
         April 15, 2000 by and between DSM, LLC and
         Medcom USA, Inc.

10.19    Amendment to License Agreement between Dream              (7)
                                                              ----------------
         Technologies, LLC, MedCard Management Systems,
         Inc. and MedCom USA, Incorporated.

23.1     Consent of Hart and Trinen                           _______________

23.2     Consent of Ehrhardt Keefe Steiner & Hottman, PC      _______________

24.      Power of Attorney                                  Included as part of
                                                            the Signature Page

(1) Incorporated by reference to the same exhibit filed as part of Medcom's Registration Statement on Form SB-2 (Commission File No. 33-70546-A).

(2) Incorporated by reference, and as same exhibit number, from Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(3) Incorporated by reference, and as same exhibit number, from Amendment No. 1 to Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(4) Incorporated by reference, and as same exhibit number, from the Company's report on 8-K dated December 14, 1998.

(5) Incorporated by reference to the same exhibit filed with the Company's Annual Report on Form 10-KSB/A for the year ending June 30, 1999.

(6) Incorporated by reference to the same exhibit filed with the Company's 8-K Report dated April 15, 2000.

(7) Incorporated by reference to the same exhibit filed as part of Amendment No. 5 to Medcom's registration statement on Form S-3 (Commission File # 333-71179)

Item 17. Undertakings.
         ------------

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

         (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933; (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

    (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 14th day of May, 2001.

                                       MEDCOM COMMUNICATIONS INC.

                                       By:  /s/ Mark Bennett
                                           ------------------
                                           MARK BENNETT, President

                                       By:  /s/ Alan Ruben
                                           -------------------
                                          ALAN RUBEN, Principal Financial
                                          Officer and Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

/s/ Mark Bennett
--------------------
Mark Bennett                        Director              May 14, 2001

/s/ Michael Malet
----------------------
Michael Malet                       Director              May 14, 2001

/s/ David Breslow
-------------------
David Breslow                       Director              May 12, 2001


Julio Curra                         Director              May ___, 2001